UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2007

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On November 1, 2007, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and nine months ended September 30, 2007.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 1, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 1, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: November 1, 2007	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES THIRD QUARTER
2007 EARNINGS ABOVE GUIDANCE AND REVENUE AT TOP END
OF GUIDANCE RANGE

Flanders, NJ, November 1, 2007 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurements and macro-defect inspection during integrated circuit manufacturing, today announced financial results for the third quarter ended September 30, 2007.

Highlights for the third quarter include:

  Earnings per share exceed guidance at $0.05 per share
  Revenue of $31.5 million at top end of guidance range, aided by partial recovery in back-end business
  Gross margin at 49% percent of revenue
  Cash and marketable securities grew by over $5 million and reach another record high at $121.1 million

Discussing the third quarter results, Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, "I am pleased with our third quarter performance despite a challenging environment as we reached the high end of our revenue guidance, exceeded our earnings guidance, and experienced the anticipated performance of our cost reduction programs. Positive cash flow continues to be a highlight with our cash and marketable securities balances reaching new record highs."

The Company's 2007 third quarter revenue totaled $31.5 million, a 34% decrease compared to $47.7 million for the second quarter of 2007 and a 46% decrease compared to the third quarter 2006. During both the third and second quarters of 2007, international sales represented approximately 80% of revenue while domestic sales accounted for approximately 20%. Front-end semiconductor customers accounted for approximately 62% of the Company's 2007 third quarter tool revenue, back-end customers accounted for 33% and the remaining 5% was sold into other markets.

Third quarter net income totaled $1.4 million, or $0.05 per share, compared to $5.5 million or $0.19 per share for the 2007 second quarter.

Third quarter gross margin was 49% compared to 52% for the 2007 second quarter. The decrease in margin was primarily due to product mix and customer support and fixed manufacturing costs representing a larger component of cost of goods sold on a lower revenue base.

Research and development (R&D) expenses for the third quarter of 2007 totaled $6.5 million, compared to $8.1 million in the second quarter of 2007. As a percentage of revenue, R&D was 21% of revenue compared to 17% in second quarter of 2007. The decrease in R&D in absolute dollars was due to reduced headcount, a decrease in project costs, and other cost reduction measures implemented by the Company in the third quarter. The Company anticipates that fourth quarter 2007 spending on R&D will be approximately 21% to 23% of revenue.

Selling, general and administrative (S,G&A) expenses totaled $7.8 million in the third quarter of 2007 compared to $8.8 million in the second quarter of 2007. S,G&A was 25% of revenue in the third quarter of 2007 and 18% in the 2007 second quarter. The decrease in SG&A in absolute dollars was driven by reduced headcount and other cost reduction measures. The Company expects that S,G&A will be approximately 22% to 24% of revenue in the fourth quarter of 2007.

The provision for income taxes in the 2007 third quarter was a benefit of $185,000 primarily due to a change in projected annual pre-tax income and true-ups for filed tax returns. The Company currently expects the full year effective tax rate to be approximately 30%.

Balance Sheet Strength

At September 30, 2007, the Company's cash and marketable securities reached a new record high of $121.1 million. Working capital increased $4.4 million from June 30, 2007 to $225.5 million as of September 30, 2007.

Conference Call

Rudolph Technologies will discuss its fiscal 2007 third quarter results and fiscal 2007 fourth quarter guidance, on a conference call it is hosting today at 4:45 PM ET. A live webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements related to our expectations regarding our expenses and revenue expectations for the fourth quarter of 2007. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) revenues may be lower than expected; (6) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect the company; (8) the impact of a slowdown in the overall economy; (9) uncertainty of the current global political environment; (10) the potential for terrorist attacks; (11) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (12) the timing of revenue recognition of shipments and services provided; (13) changes in or an inability to execute our business strategy; (14) unanticipated manufacturing or supply problems and (15) changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. Additional factors that may affect the future results of Rudolph are set forth in its Form 10-K report for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the Company's website which is http://www.rudolphtech.com. These factors are updated from time to time through the filing of reports and registration statements with the SEC. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets
Cash and marketable securities	$ 121,142	$ 106,193
Accounts receivable, net	51,674	65,373
Inventories	61,056	55,433
Prepaid and other assets	11,288	9,745
Total current assets	245,160	236,744
Property, plant and equipment, net	15,777	16,882
Intangibles	179,048	182,577
Other assets	4,082	4,283
Total assets	$ 444,067	$ 440,486

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 10,470	$ 18,464
Other current liabilities	9,181	17,338
Total current liabilities	19,651	35,802
Non-current liabilities	14,658	11,808
Total liabilities	34,309	47,610
Stockholders' equity	409,758	392,876
Total liabilities and stockholders' equity	$ 444,067	$ 440,486

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Revenues	$ 31,461	$ 58,166	$ 127,547	$ 146,706
Cost of revenues	15,921	27,599	60,907	77,199
Gross profit	15,540	30,567	66,640	69,507
Operating expenses:
Research and development	6,505	8,146	23,319	21,791
In-process research and development	-	-	-	9,900
Selling, general and administrative	7,791	8,712	25,330	23,734
Amortization	1,119	1,126	3,368	2,923
Total operating expenses	15,415	17,984	52,017	58,348
Operating income	125	12,583	14,623	11,159
Interest income and other, net	1,078	769	3,034	2,282
Provision (benefit) for income taxes	(185)	5,281	5,254	9,125
Net income	$ 1,388	$ 8,071	$ 12,403	$ 4,316

Net income per share:

Basic	$ 0.05	$ 0.28	$ 0.43	$ 0.16
Diluted	$ 0.05	$ 0.28	$ 0.42	$ 0.16

Weighted average shares outstanding:

Basic	29,152	28,849	29,099	26,708
Diluted	29,250	29,119	29,265	26,976

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